EXHIBIT E

CURRENT CONTRACTUAL EXPENSE
LIMITATIONS

------------------------------------------------------------------------------------
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
------------------------------------------------------------------------------------

Contractual Expense Limitations
Fund	Class	Expense Limitation	End Date of Limitation
			Period
Balanced Portfolio	I	1.00%	12/31/2011
Growth Portfolio	I	1.00%	12/31/2011
Guardian Portfolio	I	1.00%	12/31/2011
	S	1.25%	12/31/2011
High Income Bond Portfolio	S	1.10%	12/31/2011
International Portfolio	S	2.00%	12/31/2011
Mid-Cap Growth Portfolio	I	1.00%	12/31/2011
	S	1.25%	12/31/2011
Partners Portfolio	I	1.00%	12/31/2011
Regency Portfolio	I	1.50%	12/31/2011
	S	1.25%	12/31/2011
Short Duration Bond Portfolio	I	1.00%	12/31/2011
Small-Cap Growth Portfolio (formerly Fasciano Portfolio)	S	1.40%	12/31/2011
Socially Responsive Portfolio	I	1.30%	12/31/2011
	S	1.17%	12/31/2011

E-1